                                                                   Exhibit 99(c)

                      NORDSON EMPLOYEES' SAVINGS TRUST PLAN

                              FINANCIAL STATEMENTS


                           DECEMBER 31, 1995 AND 1994
                        AND YEAR ENDED DECEMBER 31, 1995

                                      with

                         REPORT OF INDEPENDENT AUDITORS

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------


The Retirement Committee and Participants
Nordson Employees' Savings Trust Plan

We have audited the accompanying statements of net assets available for benefits, with fund information of the Nordson Employees' Savings Trust Plan as of December 31, 1995 and 1994, and the related statement of changes in net assets available for benefits, with fund information for the year ended December 31, 1995. These financial statements are the responsibility of the plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Nordson Employees' Savings Trust Plan at December 31, 1995 and 1994, and the changes in its net assets available for benefits for the year ended December 31, 1995 in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The fund information in the statements of net assets available for benefits and the statement of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of each fund. The fund information has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion is fairly stated in all material respects in relation to the financial statements taken as a whole.



                                                        Ernst & Young LLP


June 21, 1996
Cleveland, Ohio

                      NORDSON EMPLOYEES' SAVINGS TRUST PLAN
      STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS, WITH FUND INFORMATION
                                DECEMBER 31, 1995


                              Money     Investment                 Nordson
                             Market      Contract      Loan          Stock         Equity        Bond
                              Fund        Fund         Fund          Fund           Fund         Fund          Total
                            --------   -----------   ----------   -----------   -----------   ----------   -----------
ASSETS
- ------
Investment in master
    trust                   $921,133   $49,129,194   $2,780,814   $17,912,278   $13,074,411   $2,902,237   $86,720,067

Contributions receivable:
    Employer                  24,893       705,266         --         814,833       256,348       56,922     1,858,262
    Employee                   2,895        23,817         --           7,274        15,330        4,976        54,292

                            --------   -----------   ----------   -----------   -----------   ----------   -----------

Net assets available
    for benefits            $948,921   $49,858,277   $2,780,814   $18,734,385   $13,346,089   $2,964,135   $88,632,621
                            ========   ===========   ==========   ===========   ===========   ==========   ===========



See accompanying notes.

                      NORDSON EMPLOYEES' SAVINGS TRUST PLAN
      STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS, WITH FUND INFORMATION
                                DECEMBER 31, 1994


                               Money         Investment                 Nordson
                               Market         Contract       Loan        Stock           Equity         Bond
                                Fund            Fund         Fund        Fund             Fund          Fund          Total
                            ------------    ------------  ----------- ------------    -----------   ------------   ------------

ASSETS

Investment in master
   trust                    $    585,893    $ 44,602,961  $ 2,598,752   $ 18,464,217    $ 7,740,480   $  1,923,645   $ 75,915,948

Contributions receivable:
    Employer                      18,958         706,615         --          738,402        194,429         51,407      1,709,811
    Employee                        --            10,272         --              143           --             --           10,415

Interfund receivables/
    (payables)                    79,093       1,023,597         --         (750,340)      (401,745)        49,395              0
                            ------------    ------------  -----------   ------------    -----------   ------------   ------------
                                 683,944      46,343,445    2,598,752      18,452,422      7,533,164      2,024,447     77,636,174


LIABILITIES

Accounts payable                    (296)       (272,050)        --          (24,203)        (8,729)        (1,622)      (306,900)
                            ------------    ------------  -----------   ------------    -----------   ------------   ------------
Net assets available
    for benefits            $    683,648    $ 46,071,395  $ 2,598,752   $ 18,428,219    $ 7,524,435   $  2,022,825   $ 77,329,274
                            ============    ============  ===========   ============    ===========   ============   ============



See accompanying notes.



                      NORDSON EMPLOYEES' SAVINGS TRUST PLAN
 STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS, WITH FUND INFORMATION
                          YEAR ENDED DECEMBER 31, 1995


                              Money        Investment                    Nordson
                             Market         Contract         Loan          Stock          Equity          Bond
                              Fund            Fund           Fund          Fund            Fund           Fund           Total
                           -----------    ------------    -----------  ------------    ------------    -----------    ------------
Net master trust
    income(loss)           $    43,958    $  3,337,271    $   157,998  ($ 1,015,417)   $  3,028,535    $   429,918    $  5,982,263

Contributions:
    Employer                    26,698         690,430           --         819,420         263,009         59,608       1,859,165
    Employee                   225,129       3,067,032           --       1,913,630       1,089,913        267,563       6,563,267
                           -----------    ------------    -----------  ------------    ------------    -----------    ------------
                               251,827       3,757,462              0     2,733,050       1,352,922        327,171       8,422,432
                           -----------    ------------    -----------  ------------    ------------    -----------    ------------

Benefits and
    withdrawal payments        (18,574)     (1,588,602)       (30,148)     (497,839)       (572,886)      (174,641)     (2,882,690)

Fees and commissions            (1,971)       (142,834)          --         (48,645)        (22,610)        (2,598)       (218,658)

Interfund transfers             (9,967)     (1,576,415)        54,212      (864,983)      2,035,693        361,460               0
                           -----------    ------------    -----------  ------------    ------------    -----------    ------------

                               (30,512)     (3,307,851)        24,064    (1,411,467)      1,440,197        184,221      (3,101,348)
                           -----------    ------------    -----------  ------------    ------------    -----------    ------------

Increase in
    net assets available
    for benefits               265,273       3,786,882        182,062       306,166       5,821,654        941,310      11,303,347

Net assets available
    for benefits at
    beginning of year          683,648      46,071,395      2,598,752    18,428,219       7,524,435      2,022,825      77,329,274
                           -----------    ------------    -----------  ------------    ------------    -----------    ------------

Net assets available
    for benefits at
    end of year            $   948,921    $ 49,858,277    $ 2,780,814  $ 18,734,385    $ 13,346,089    $ 2,964,135    $ 88,632,621
                           ===========    ============    ===========  ============    ============    ===========    ============


See accompanying notes.

                      NORDSON EMPLOYEES' SAVINGS TRUST PLAN
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         ------------------------------------------

                  METHOD OF ACCOUNTING - Transactions of the Nordson Employees' Savings Trust Plan (Plan) are accounted for using the accrual method.

                  MASTER TRUST INVESTMENT VALUATION - Investments in equity and debt securities, traded on a national exchange and mutual funds are valued at the market price on the last business day of the Plan year. Securities traded in the over-the-counter market are valued at the mean between the last reported bid and asked prices. Deposits under group annuity contracts are valued at the fair value as reported by the insurance companies.

                  INCOME TAX STATUS - The Internal Revenue Service issued a determination letter on June 20, 1995 advising that the Plan is qualified under
Section 401(a) of the Internal Revenue Code and the trust is, therefore, exempt from federal income taxation under the provisions of Section 501(a).

                  EMPLOYEE TAXATION - Employee before tax contributions, Nordson Corporation (Company) matching contributions, forfeitures allocated, and earnings on the participant's account are not subject to tax until distributed from the Plan. Distributions may also be subject to a 10% excise tax.

                  OTHER - Purchases and sales of securities are reflected on their trade dates. Gains or losses on sales of securities are based on the average cost of securities.

                  Interest is calculated and paid using money market interest rates on late transfers of money between the various funds. This is done to record the proper investment earnings within each fund.

                  USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.       MASTER TRUST INVESTMENTS AND NET INVESTMENT INCOME
         --------------------------------------------------

                  The assets of the Plan are commingled with the assets of the Nordson Hourly-Rated Employees' Savings Trust Plan and Slautterback Corporation 401(k) Profit Sharing Plan in the Nordson Corporation Master Trust (Master Trust). Investments of the Master Trust at December 31, 1995 and 1994 and results of operations for the year ended December 31, 1995 are as follows:

                      NORDSON EMPLOYEES' SAVINGS TRUST PLAN
                    NOTES TO FINANCIAL STATEMENTS--CONTINUED


2.       MASTER TRUST INVESTMENTS AND NET INVESTMENT INCOME
         (continued)

                              1995                      1994
                    -------------------------  -------------------------
                                    Current                   Current
                        Cost         Value        Cost         Value
                    -----------   -----------  -----------   -----------
Common stock-
  Nordson Corp.     $14,392,620   $19,607,685  $13,129,614   $19,770,840
Commingled funds:
  Bonds               3,037,132     3,114,835    2,342,774     2,163,764
  Equity             12,375,705    13,954,953    7,123,578     8,318,633
Money market funds    1,038,800     1,038,800      912,779       912,779
Deposits under
 group annuity
 contracts           52,380,312    52,380,312   47,776,645    47,776,645
Loans to
 participants         3,175,584     3,175,584    2,864,507     2,864,507
                    -----------   -----------  -----------   -----------
                     86,400,153    93,272,169   74,149,897    81,807,168

Cash                    389,931       389,931      (31,662)      (31,662)
Dividends receivable-
  Nordson Corp.          62,933        62,933       52,422        52,422
Interest receivable     321,644       321,644      313,486       313,486
                    -----------   -----------  -----------   -----------
       Investments  $87,174,661   $94,046,677  $74,484,143   $82,141,414
                    ===========   ===========  ===========   ===========

Interest income                   $ 3,823,899
Dividend income:
  Nordson Corporation                 222,025
  Other                               211,051
Net realized and unrealized
  gains                             2,311,618
                                  -----------
         Net investment income    $ 6,568,593
                                  ===========

                  The investments above are held by Wachovia Bank of North Carolina, N.A. under a trust agreement with the Plan except for the Nordson Stock Fund which is held at Key Trust Company of Ohio, N.A. The Company uses the services of investment counselors, not in the employ of Wachovia Bank of North Carolina, N.A., who have the authority to direct the purchase and sale of securities.

                  The Nordson Employees' Savings Trust Plan's proportional share of the above assets of $86,720,067 and $75,915,948 represent 92.2% and 92.4% of the total Master Trust at December 31, 1995 and 1994, respectively, and its proportional share of net investment income of $5,982,263 represents 91.1% of the income from the Master Trust for the year ended December 31, 1995.

                  Group annuity contracts provide a stated rate of interest on principal for a stated period of time. All group annuity contracts are accounted for at contract value because they are fully benefit-responsive. In accordance with Statement of Position 94-4, which the Plan adopted effective January 1, 1995, contract value equals fair value because no event has occurred that affects the value of any contracts. The group annuity

                      NORDSON EMPLOYEES' SAVINGS TRUST PLAN
                    NOTES TO FINANCIAL STATEMENTS--CONTINUED


2.       MASTER TRUST INVESTMENTS AND NET INVESTMENT INCOME
         -------------------------------------------------------------
         (continued)

contracts are principally of the general account type and, as of December 31, 1995 and 1994, had a contract value of approximately $52.4 million and $47.8 million, respectively.

                  The weighted average yield for all group annuity contracts (net of fees and expenses) was 7.2% in 1995 and 7.6% in 1994. The gross crediting interest rate for all group annuity contracts was 7.5% at December 31, 1995 and 8.0% at December 31, 1994.

                  Realized and unrealized gain (loss) on investments held by the Master Trust for the year ended December 31, 1995 consisted of the following components:

                          Nordson             Other
                        Corporation        Investments
                        Common Stock      In Securities         Total
                        ------------      -------------      -----------
Realized gain           $   168,306         $2,928,566       $3,096,872

Unrealized gain(loss)    (1,426,161)           640,907         (785,254)
                         -----------        ----------       -----------

Net realized and
  unrealized gain
  (loss) for the year   $(1,257,855)        $3,569,473       $2,311,618
                        ============        ==========       ==========

                  The Department of Labor requires that realized and unrealized gains (losses) be recognized in the Form 5500 on a revalued cost basis, whereby such cost represents the fair value at the beginning of the year or the purchase price if purchased during the year. On a revalued cost basis, the realized gain and unrealized gain on the investments held by the Master Trust were $1,612,061 and $699,557, respectively, for the year ended December 31, 1995.

3.       CONTRIBUTIONS AND BENEFITS
         --------------------------

                  The Nordson Employees' Savings Trust Plan is a defined contribution plan covering salaried, full-time participating domestic employees of the Company.

                  A participant may elect to have contributions made to the Plan on his behalf of not less than 1% and not more than 14% of his annual compensation. A participant may elect to make contributions either as before-tax deferred compensation contributions through a salary reduction arrangement under
Section 401(k) of the Internal Revenue Code, or as after-tax voluntary contributions, or as a combination of the two. After-tax voluntary contributions may be made by payroll deductions or by lump sum payments. A participant may change the percentage of his future contributions as of any subsequent enrollment date by filing a written notice with the Company and the Retirement Committee prior to the enrollment date. A

                      NORDSON EMPLOYEES' SAVINGS TRUST PLAN
                    NOTES TO FINANCIAL STATEMENTS--CONTINUED


3.       CONTRIBUTIONS AND BENEFITS (continued)
         --------------------------

participant may suspend contributions under the Plan at any time after completing at least 12 months of participation in the Plan by filing a written notice with the Company and the Retirement Committee. After such a suspension, a participant may resume his contributions as of any subsequent enrollment date by filing a written notice with the Company and the Retirement Committee.

                  The Plan provides participants with the opportunity to change the amount of their contributions and investment elections on a quarterly basis. Also, employees are permitted to participate in the Plan immediately upon their respective dates of hire.

                  The Company makes contributions equal to 50% of the first 6% of each participant's contributions, subject to Plan restrictions. The Company also may make discretionary contributions if authorized by its Board of Directors.

                  A separate account in each fund is maintained for each participant. The account balances for participants are adjusted periodically, as follows:

                    a) As of the date with respect to which the contribution was earned.

                    b) Weekly for a pro rata share of each respective Fund's net investment income, determined by the percentage of increase or decrease in the value of the fund using a synthetic net asset value approach.

                    c) Annually for a pro rata share of forfeitures, determined by the ratio that each active participant's percentage of regular contribution (1 to 6%) for the plan year bears to the aggre-gate percentage of employee's regular contributions for such plan year of all active participants. However, no forfeitures of a participant's account shall be allocated prior to the earlier of a five year period commencing from the date on which the participant's employment was terminated or upon the participant requesting distribution.

                  Upon retirement after age 62, or death or disability if earlier, the balance in the separate account is paid to the participant or his beneficiaries either in lump sum or in installments. Until distribution, each account shall participate in the allocation of earnings and appreciation of assets.

                  If the employment of a participant is terminated for any cause other than death or total disability prior to the attainment of the age of 62 years, there shall be a distribution based on the number of years the

                      NORDSON EMPLOYEES' SAVINGS TRUST PLAN
                    NOTES TO FINANCIAL STATEMENTS--CONTINUED


3.       CONTRIBUTIONS AND BENEFITS (continued)
         --------------------------

participant participated in the Plan. The portion of the account to be distributed will be equal to all the employee's contributions and related earnings, plus 20% of the remainder of the balance (the employer's matching contribution, forfeitures and related earnings) in the separate account for each full year of participation in the Plan up to 100%. Any portion not distributed shall be forfeited.

                  While the Company has not expressed any intent to terminate the Plan, it is free to do so at any time. In the event of termination, each participant automatically becomes vested to the extent of the balance in his separate accounts.

4.       INVESTMENT PROGRAMS
         -------------------

                    Each participant may direct that all of his contributions and, when the participant is fully vested or attains age 55, all matching employer contributions, be invested jointly in 10% increments in any of the following five investment funds:

          (1) Equity Fund: A fund invested in a mixture of common stocks and other securities of issuers other than Nordson Corporation.

          (2) Money Market Fund: A fund invested in corporate commercial paper, bank certificates of deposit, U.S. Government and Agency securities, and other short-term investments.

          (3) Investment Contract Fund: A fund invested primarily in fully benefit-responsive group annuity contracts which provide for a guaranteed rate of return.

          (4) Nordson Stock Fund: A fund invested primarily in the common stock of Nordson Corporation.

          (5) Bond Fund: A fund invested in fixed income securities, including corporate bonds, U.S. Government securities, mortgage related securities, and money market instruments.

                    For participants not fully vested and less than 55 years old, all Company matching contributions are deposited in the Nordson Stock Fund.

                    The Plan allows participants that have completed one year in the Plan to borrow money from the Master Trust. The loans plus interest, at the prime commercial interest rate charged by the Trustee as of the first day of the loan application period, must be repaid in equal installments over the term of the loan. The term cannot be less than one year or greater than five years. Participants may prepay the entire balance of the loan in a single lump sum without penalty. The maximum amount a participant may have outstanding is the lesser of $50,000 or 50% of the value of the participant's nonforfeitable balance in the Plan.

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-18309) pertaining to the Nordson Employees' Savings Trust Plan of our report dated June 21, 1996, with respect to the financial statements of the Nordson Employees' Savings Trust Plan included in the Annual Report (Form 11-K) for the year ended December 31, 1995 which is included in this Form 10-K/A amendment to Nordson Corporation's Annual Report (Form 10-K) for the year ended October 29, 1995.





                                              Ernst & Young LLP

June 27, 1996
Cleveland, Ohio